UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 24, 2006

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

    333-114041                                 20-0645710
(Commission File Number)                       (IRS Employer Identification No.)

185 PLATTE CLAY WAY
KEARNEY, MISSOURI                                 64060
(Address of Principal Executive Offices)                          (Zip Code)

(800) 800-2244
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the acquisition (“Acquisition”) by Ply Gem Industries, Inc. (“Ply Gem”) of AWC Holding Company (“AWC,” and together with its subsidiaries, “Alenco”), referenced under Item 2.01 below, Ply Gem has entered into certain material definitive agreements. AWC, together with its subsidiaries (“Alenco”), is a leading, vertically integrated manufacturer of aluminum and vinyl windows and doors, headquartered in Bryan, Texas.

Set forth below are brief descriptions of the material terms and conditions of each such definitive agreement. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the definitive agreements attached as an exhibit to this Form 8-K.

Third Amended and Restated Credit Agreement

On February 24, 2006, Ply Gem amended and restated its senior credit facilities pursuant to the Third Amended and Restated Credit Agreement, dated as of February 12, 2004, as first amended and restated as of March 3, 2004, and as further amended and restated as of August 27, 2004, among Ply Gem, as the U.S. borrower, CWD Windows and Doors, Inc., as the Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities, Inc., as joint lead arrangers and bookrunners (the “Third Amended and Restated Credit Agreement”), whereby (a) Ply Gem borrowed $375.0 million in U.S. term loans to (i) refinance approximately $252.7 million of outstanding U.S. term loans (plus accrued and unpaid interest) under the Second Amended and Restated Credit Agreement, (ii) repay approximately $1.8 million in revolving credit loans (plus accrued and unpaid interest) under the Second Amended and Restated Credit Agreement and (iii) fund the Acquisition and pay transaction costs and expenses related thereto, and (b) the Canadian borrower borrowed $25.0 million to refinance approximately $24.5 million of outstanding Canadian term loans under the Second Amended and Restated Credit Agreement.

The senior credit facilities are guaranteed by Ply Gem Holdings, Inc., and all of Ply Gem's existing and future direct and indirect subsidiaries (including Alenco), subject to exceptions for foreign subsidiary guarantees of Ply Gem's obligations to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences and other exceptions. The indebtedness of the Canadian borrower is guaranteed by Ply Gem Holdings, Inc., Ply Gem and all of the Canadian borrower's future direct and indirect subsidiaries and is effectively guaranteed by all subsidiaries guaranteeing Ply Gem's obligations under the senior credit facilities. All indebtedness under the senior credit facilities is secured, subject to certain exceptions, by a perfected first priority pledge of all of Ply Gem's equity interests and those of Ply Gem's direct and indirect subsidiaries, and, subject to certain exceptions, perfected first priority security interests in, and mortgages on, all tangible and intangible assets; provided that all tangible and intangible assets of the Canadian borrower and its subsidiaries are or will be pledged to secure debt only of the Canadian borrower. The interest rates per annum applicable to loans under Ply Gem's senior credit facilities are, at Ply Gem's option, equal to either a base rate plus an applicable interest margin, or an adjusted LIBOR rate plus an applicable interest margin.

The term loan facilities will mature on August 15, 2011, and will amortize in an amount equal to 1% per annum of the initial principal amount outstanding, payable in equal quarterly installments beginning on June 30, 2006 and ending on March 31, 2011, with the balance payable on August 15, 2011.

The amended and restated credit facilities contain affirmative, negative and financial covenants customary for such financings. The amended and restated credit facilities require Ply Gem to maintain the following financial covenants on a quarterly basis:

o maximum total leverage ratio of 6.50 to 1.0 until June 30, 2007. Thereafter, the maximum total leverage ratio that Ply Gem is permitted to have declines over time, from 6.40 to 1.0 to 4.75 to 1.0;

o minimum interest coverage ratio of 1.50 to 1.0 until December 31, 2006. Thereafter, the minimum interest coverage ratio that Ply Gem is required to have increases over time up to 1.90 to 1.0; and

o limitation of capital expenditures, subject to carryover amounts, to an aggregate of $37.5 million in any fiscal year.

Certain mandatory prepayments of the amended and restated credit facilities will be required upon the occurrence of certain events, including the incurrence of certain additional indebtedness and the sale of certain assets.

The amended and restated credit facilities contain events of default customary for such financings, including but not limited to nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross default and cross acceleration; certain ERISA events; change of control; dissolution; insolvency; bankruptcy events; material judgments; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and materiality concepts.

The Third Amended and Restated Credit Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Certain of the lenders, arrangers and agents, or their affiliates, have acted as lenders, arrangers or agents in connection with Ply Gem’s credit facilities, and as initial purchasers of Ply Gem’s 9% senior subordinated notes due 2012., and from time to time may provide investment banking and financial advisory services to Ply Gem. Other than as described above, there are no material relationships, other than in respect of the Third Amended and Restated Credit Agreement between UBS Securities LLC, Deutsche Bank Securities, Inc. and the other parties thereto, and Ply Gem or its affiliates, or any officer or director of Ply Gem, or any associate of any officer or director of Ply Gem.

Second Supplemental Indenture

In connection with the Acquisition, on February 24, 2006, Ply Gem, AWC and its subsidiaries and U.S. Bank National Association, as trustee (the “Trustee”), entered into the Second Supplemental Indenture to the Indenture, dated as of February 12, 2004, among Ply Gem, the Trustee and the guarantors party thereto, as amended by the First Supplemental Indenture, dated as of August 27, 2004, among Ply Gem, the Trustee and the guarantors party thereto (the “Second Supplemental Indenture”), whereby AWC and its subsidiaries became guarantors of the $360 million aggregate principal amount outstanding of Ply Gem’s 9% senior subordinated notes due 2012.

The Second Supplemental Indenture is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

There are no material relationships, other than in respect of the Indenture, between the Trustee and Ply Gem or any of its affiliates or any officer or director of Ply Gem, or any associate of any officer or director of Ply Gem.

Option Plan and Amended Phantom Unit Plan Amendments

In connection with the Acquisition, on February 24, 2006, a new holding company, Ply Gem Prime Holdings, Inc., was formed pursuant to a merger involving Ply Gem Investment Holdings, Inc. As a result, Ply Gem Prime Holdings, Inc. became the sole shareholder of Ply Gem Investment Holdings, Inc., each outstanding share of capital stock of Ply Gem Investment Holdings, Inc. was converted into a share of a corresponding class of shares of the capital stock of Ply Gem Prime Holdings, Inc. and Ply Gem Prime Holdings, Inc. assumed Ply Gem Investment Holdings, Inc.’s obligations under the Ply Gem Investment Holdings Phantom Stock Plan and the Ply Gem Investment Holdings 2004 Stock Option Plan. In connection therewith, each outstanding stock option and phantom unit of Ply Gem Investment Holdings, Inc. was converted on a 1:1 basis into a stock option and phantom unit of Ply Gem Prime Holdings, Inc.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 24, 2006, Ply Gem completed the Acquisition in accordance with a securities purchase agreement entered into among Ply Gem, all of the direct and indirect stockholders, warrant holders and stock option holders of AWC and FNL Management Corp., an Ohio corporation, as their representative on February 6, 2006 (the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, Ply Gem purchased all of the issued and outstanding shares of common stock, warrants to purchase shares of common stock and options to purchase common stock of AWC (other than certain shares of common stock of AWC held by certain members of the senior management of Alenco (the “Rollover Shares”) that were contributed separately to Ply Gem Prime Holdings, Inc., the new parent company of Ply Gem Investment Holdings, Inc., in exchange for shares of capital stock of Ply Gem Prime Holdings, Inc.). Immediately following the completion of the Acquisition, AWC became a wholly owned subsidiary of Ply Gem. The purchase price paid by Ply Gem was approximately $89.4 million of cash, which included $4.0 million in cash delivered by Ply Gem to an escrow agent to be held in escrow as security for the sellers’ indemnification and other obligations under the Securities Purchase Agreement, plus the repayment of approximately $31.3 million of outstanding indebtedness of Alenco. In connection with the Acquisition, certain members of Alenco management invested approximately $8.1 million in the capital stock of Ply Gem Prime Holdings, Inc.

There were no material relationships, other than in respect of the Acquisition, between Alenco and Ply Gem or any of its affiliates, or any officer or director of Ply Gem, or any associate of any officer or director of Ply Gem. The Acquisition was the result of an arm’s-length negotiated transaction by the parties.

The Securities Purchase Agreement contains representations and warranties that the parties to the agreement made to, and solely for the benefit of, each other. The assertions embodied in the representations and warranties made by Alenco are qualified by information in a confidential disclosure letter that Alenco delivered to Ply Gem in connection with signing the Securities Purchase Agreement. While Ply Gem does not believe that the disclosure letter contains non-public information that the securities laws require to be publicly disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Securities Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the Securities Purchase Agreement or a prior, specified date, (ii) in some cases they are subject to materiality, material adverse effect or knowledge qualifiers, and (iii) they are modified in important part by the confidential disclosure letter. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Report under the headings “Third Amended and Restated Credit Agreement” and “Second Supplemental Indenture” is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements And Exhibits

(a)	Financial Statements of Businesses Acquired.

If required, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days following the date on which this current report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

If required, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days following the date on which this current report on Form 8-K must be filed.

(c)	Exhibits.

2.1
Securities Purchase Agreement, dated as of February 6, 2006, among Ply Gem Industries, Inc., and all of the direct and indirect stockholders, warrant holders and stock option holders of AWC Holding Company and FNL Management Corp., an Ohio corporation, as their representative.

4.1	Second Supplemental Indenture, dated as of February 24, 2006, among Ply Gem Industries, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.
10.1	Third Amended and Restated Credit Agreement, dated as of February 24, 2006, among Ply Gem Industries, as the U.S. borrower, CWD Windows and Doors, Inc., as the Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities, Inc., as joint lead arrangers and bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

Date: March 2, 2006	By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT LIST

Exhibit              Description

2.1
Securities Purchase Agreement, dated as of February 6, 2006, among Ply Gem Industries, Inc., and all of the direct and indirect stockholders, warrant holders and stock option holders of AWC Holding Company and FNL Management Corp., an Ohio corporation, as their representative.

4.1	Second Supplemental Indenture, dated as of February 24, 2006, among Ply Gem Industries, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.
10.1	Third Amended and Restated Credit Agreement, dated as of February 24, 2006, among Ply Gem Industries, as the U.S. borrower, CWD Windows and Doors, Inc., as the Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities, Inc., as joint lead arrangers and bookrunners.